Exhibit 4.40

The Conditional Subscription Agreement relating to the

Subscription of the A Shares under the Non-public Issue of A Shares of China Southern Airlines Company Limited

The following parties entered into this Agreement as at 30 October 2019 in Guangzhou, Guangdong Province, People’s Republic of China:

Party A: China Southern Airlines Company Limited

Address: Unit 301, 3/F, Office Tower Guanhao Science Park Phase I, 12 Yuyan Street Huangpu District, Guangzhou, Guangdong Province

Legal Representative: Wang Chang Shun (王昌顺)

Party B: China Southern Air Holding Limited Company

Address: Guangzhou Baiyun International Airport, Guangdong Province

Legal Representative: Wang Chang Shun (王昌顺)

(The parties above are collectively referred to as the “Parties”, and each as “Party” hereinafter)

Given that:

1.	Party A is a joint stock limited company incorporated and validly subsisting under the laws of the PRC, whose shares are listed and traded on the Shanghai Stock Exchange and The Stock Exchange of Hong Kong Limited. As of the date of this Agreement, the registered capital of Party A is RMB12,267,172,286, and the total share capital is 12,267,172,286.

2.	Party B is a state-owned holding company incorporated and validly subsisting under the laws of PRC and is the controlling shareholder of Party A. As of the date of this Agreement, Party B directly holds 4,528,431,323 A Shares of Party A and indirectly holds 1,671,287,925 H Shares of Party A, accounting for 50.54% of the total issued share capital of Party A;

3.	Party A intends to increase its registered capital by non-public issue of A Shares. Party B intends to subscribe for all A Shares of Party A issued under this non-public issue in cash.

In witness whereof, the parties hereby enter into this Agreement to clarify their rights and obligations in connection with the subscription of A Shares issued under this non-public issue after friendly negotiation.

Section I Definitions and Interpretation

1.1	In this Agreement, the following terms shall have the following meanings, unless otherwise agreed:

1.1.1	“This Agreement”, refers to the Conditional Subscription Agreement relating to the Subscription of the A Shares issued under the Non-public Issue of A Shares of China Southern Airlines Company Limited entered between the parties on 30 October 2019.

1.1.2	“A Shares issued under the non-public issue”: refers to all A Shares issued by Party A to Party B by way of non-public issue in accordance with this Agreement as the subject purchased by Party B, with a par value of RMB1.00 each under requirements of this Agreement.

1.1.3	“Non-public issue of A Shares”: refers to the issuance by Party A of A shares to Party B by the way of non-public issue .

1.1.4	“Completion of the non-public issue”: refers to the date on which A Shares issued under the non-public issue are registered under the name of Party B in the CSDC.

1.1.5	“Price Benchmark Date”: refers to the first day of the issuance period of the non-public issue of A shares.

1.1.6	“Company”: refers to Party A, China Southern Airlines Company Limited.

1.1.7	“CSAH”: refers to Party B, China Southern Air Holding Limited Company.

1.1.8	“CSRC”: refers to China Securities Regulatory Commission.

1.1.9	“SSE”: refers to Shanghai Stock Exchange.

1.1.10	“CSDC”: refers to Shanghai branch of the China Securities Depository and Clearing Corporation Limited.

1.1.11	“CAACCS”: refers to Civil Aviation Administration of China Central and Southern Regional Administration.

1.2	Interpretation

1.2.1	The headings of this Agreement are for ease of reference only and shall not be used to interpret this Agreement.

1.2.2	All references to an article, section , paragraph, annex or appendix shall be subject to the articles, sections, paragraphs , annexes or appendices of this Agreement.

1.2.3	“Including” as used in this Agreement refers to “including but not limited” whether or not it is followed by “but not limited”.

Section II       Share Subscription Arrangement

2.1	The parties agrees that, the issue price of this non-public issue of A Shares shall be the higher of the 90.00% of the average trading price of the A Shares in the 20 trading days immediately prior to the Price Benchmark Date, and the latest audited net asset value per Share attributable to equity shareholders of the Company (rounded up to the nearest two decimal places). The average trading price of the A Shares in the 20 trading days preceding the Price Benchmark Date= the total trading amount of A Shares traded in the 20 trading days preceding the Price Benchmark Date/the total volume of A Shares traded in the 20 trading days preceding the Price Benchmark Date. Where there are ex-right or ex-dividend events including distribution of dividend, bonus issue, rights issue, and transfer to share capital from capital reserve during the 20 trading days preceding the Price Benchmark Date which led to an adjustment of the trading price of the A Shares, the trading price of the A Shares for the trading days preceding such adjustment shall be adjusted in view of the ex-right or ex-dividend events. The issue price of this non-public issue of A Shares will be adjusted in case of ex-right or ex-dividend events including distribution of dividend, bonus issue, rights issue, and transfer to share capital from capital reserve during the period from the Price Benchmark Date to the date of issuance. The mentioned net asset value per Share will be adjusted in case of ex-right or ex-dividend events including distribution of dividend, bonus issue, rights issue, and transfer to share capital from capital reserve during the period from the balance sheet date of the Company’s latest audited financial report to the date of issuance. The adjustment formula are set out as follows:

(1) When distributing cash dividends only, the adjustment formula will be: P1 = P0–D

(2) When issuing bonus shares or capitalising capital reserve, the adjustment formula will be: P1 =P0 /(1+N)

(3) When conducting rights issue only, the adjustment formula will be: P1=(P0+A×K)/(1+K)

(4) When distributing cash dividends, issuing bonus shares or capitalising capital reserve, and conducting rights issue were performed simultaneously, the adjustment formula will be: P1=(P0–D+A×K)/(1+K+N)

Whereas, P0 represents the issue price before adjustment, N represents the number of bonus shares per Share or number of Shares resulting from capitalisation of capital reserve to be issued for each Share, K represents the number of rights shares for each Share, A represents the price of the rights shares, D represents cash dividends per Share, and P1 represents the adjusted issue price.

2.2	Based on the issue price specified in the section 2.1 above, the number of A Shares to be issued under this non-public issue is not more than 2,453,434,457 A Shares (including 2,453,434,457 A Shares), and the total issue size is up to RMB16,800.00 million (including RMB16,800.00 million). The number of the A Shares to be issued under this non-public issue of A Shares will be adjusted based on Party A’s total share capital after ex-right events in case of ex-right events including bonus issue, rights issue, and transfer to share capital from capital reserve during the period from the resolution announcement date of the meeting of board of directors to the date of issuance. Party B agrees to make a full one-time subscription of all A shares issued under this non-public issue in cash. The adjustment formula is set out as follows:

Q1=Q0×(1+N)

Whereas, Q1 represents the number of Shares after adjustment, Q0 represents the maximum number of Shares before adjustment, and N represents the number of bonus shares per Share, rights issue or the number of Shares resulting from the capitalization of capital reserve to be issued for each Share.

2.3	Party B agrees that, upon the fulfillment of all the “conditions precedent” set forth in section III hereof, it shall irrevocably subscribed for all A Shares issued under the non-public issue in full in accordance with the notice of Party A and agreed by terms of this Agreement and remitted all cash consideration in one lump sum to the bank account designated by Party A in writing.

2.4	The Parties confirm that, after the completion of this non-public issue, Party B shall be entitled to the corresponding rights of A Shares (including the right to income from accumulated profits) and undertake the corresponding obligations according to the actual number of A Shares held by Party B.

Section III Conditions Precedent

3.1	This Agreement shall be effective from the date of fully fulfillment of the following conditions:

3.1.1	The board of directors, general meeting and class general meeting of Party A shall pass the resolution and agree to implement the non-public issue of A Shares to Party B under this Agreement;

3.1.2	The board of directors or the authority specified in the articles of association of Party B shall pass the resolution and agree to subscribe for the non-public issue of A Shares of Party A under this Agreement;

3.1.3	All licenses, authorizations, permits, consents, approvals and other forms of approvals from the relevant approval authorities, including but not limited to the entities having supervision and administration duties regarding state owned assets, the CSRC, CAACCS , etc, which allow Party A to carry out the non-public issue of A Shares to Party B under this Agreement, have been obtained.

3.2	The Parties shall use theirs best effort to do or urge to do any further necessary actions and matters that may be required in accordance with the applicable laws and regulations to fulfill the conditions precedent in the above terms and non-public issue of A Shares.

3.3	If the conditions precedent set forth above are not satisfied within 12 months from the date on which this Agreement is approved at the general meeting of Party A, and an extension resolution on non-public issue of A Shares is not approved at the general meeting of Party A, this Agreement shall cease to be effective. Neither party shall not make any claim against the other party, except for any previous breach of contract. If the conditions precedent set forth above are not satisfied within 12 months from the date on which this Agreement is approved at the general meeting of Party A, and an extension resolution on non-public issue of A Shares is approved at the general meeting of Party A, this Agreement shall remain in a pending state until all conditions precedent have been satisfied or the validity of the extension resolution has expired.

Section IV Completion of the Non-Public Issuance

When the CSDC confirms that the subscription of A Shares issued under this non-public issue has been completed and the registration has been completed, this non-public issue under this Agreement shall be completed.

Section V Lock-up Arrangement

Party B undertakes not to list or transfer all A Shares to be subscribed under Party A’s non-public issue within 36 months from the completion date of the issuance thereof.

Section VI Party A’s Undertakings and Warranties

6.1 Party A shall warrant to Party B that:

6.1.1	Party A is an enterprise legal person duly registered and validly existing in accordance with the laws of the People’s Republic of China;

6.1.2	Party A shall sign and perform this Agreement:

(1) It complies with the provisions of its articles of association;

(2) It has taken or will take the necessary corporate actions to obtain all the necessary authorizations and approvals;

(3) It will not violate any legal or contractual restrictions binding or affecting Party A.

6.2	Party A warrants that all information provided by Party A to Party B during the negotiations and consultations for the execution of this Agreement is true, accurate and complete.

6.3	Party A undertakes that it will abide by the terms of this Agreement.

6.4	Party A undertakes that it shall bear the economic and legal liabilities arising out of the breach of the warranties and undertakings mentioned above and shall indemnify Party B for the actual losses and expenses incurred thereby.

Section VII Party B’s Undertakings and Warranties

7.1	Party B shall warrant to Party A that:

7.1.1	Party B is an enterprise legal person duly registered and validly existing in accordance with the laws of the People’s Republic of China;

7.1.2	Party B shall sign and perform this Agreement:

(1) It complies with the provisions of its articles of association;

(2) It has taken or will take the necessary corporate actions to obtain all the necessary authorizations and approvals;

(3) It will not violate any legal or contractual restrictions binding or affecting Party B;

7.2	Party B warrants that all information provided by Party B to Party A during the negotiations and consultations for the execution of this Agreement is true, accurate and complete.

7.3	Party B undertakes that it will abide by the terms of this Agreement.

7.4	Party B undertakes that it shall bear the economic and legal liabilities arising out of the breach of the warranties and undertakings mentioned above and shall indemnify Party A for the actual losses and expenses incurred thereby.

Section VIII Default Liabilities

Any breach of the obligations, undertakings, representations and warranties in this Agreement by either party hereunder shall be deemed as breach of this Agreement. If this Agreement cannot be performed in whole, in part or in time due to the breach of contract by the breaching party, and thus causes losses to the other party, such breaching party shall be liable for compensation.

Section IX Change, Modification and Assignment of this Agreement

9.1	Any change or modification to this Agreement shall be made in writing and agreed upon by the Parties hereto.

9.2	Changes and modifications to this Agreement shall form an integral part of this Agreement.

9.3	Neither party shall assign any part or all of its rights or obligations hereunder without the written consent of the other party.

Section X Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior oral or written proposals, representations, warranties, undertakings, letter of intent, memorandum of understanding, agreements and contracts between the Parties. Neither party shall rely on, and shall have no right to rely on, such proposals, representations, warranties, undertakings, letters of intent, memorandum of understanding, agreements or contracts.

Section XI Tax Apportion

Except as otherwise agreed by the Parties, the relevant taxes incurred in this non-public issuance of A Shares shall be borne by the Parties in accordance with relevant provisions of the state.

Section XII Notice

12.1	Any notice shall be sent in writing by either party to this Agreement under or in connection with this Agreement. Notice shall be deemed to have been served if it is delivered by hand, or by registered mail to the following address, or to any other address to which the recipient has given ten days’ prior written notice:

Party A: China Southern Airlines Company Limited

Address: No. 68 Qixin Road, Bai Yun District, Guangzhou

Postcode: 510403

Recipient: Zhang Xinyuan (张馨元)

Party B: China Southern Air Holding Limited Company

Address: No. 27, Hang Yun Nan Road, Ji Chang Road, Guangzhou

Postcode: 510405

Recipient: Wei Chao (魏超)

12.2	If any notice is served by hand, it shall be deemed to have been served after the recipient has signed for it. If the notice is sent by registered mail, it shall be deemed to have been delivered on the seventh day after it was sent to the recipient’s address.

Section XIII Termination of this Agreement

13.1	On occurrence of any of the following circumstances, this Agreement may be terminated:

(1)           This Agreement shall be terminated by mutual consent of the Parties hereto;

(2)            Either party shall have the right to unilaterally terminate this Agreement by notice in writing if this Agreement fails to meet the conditions precedent of section III or fails to be performed by law, decree, governmental injunction or judicial order.

13.2	In the event of any fault of either party or the fault of both parties resulting in any of the circumstances referred to in the foregoing articles, the offending party shall be liable for the breach in accordance with section VIII hereof.

Section XIV Dispute Resolution

14.1	This Agreement shall be governed by the laws of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan for the purpose of this Agreement).

14.2	For any dispute arising from the execution of this Agreement, the Parties shall try to settle by friendly negotiation. If the negotiation fails, either party may initiate a suit to the People’s Court in Guangzhou with jurisdiction.

14.3	The Parties shall continue to perform the provisions of this Agreement, except for the disputed matters submitted in the lawsuit.

Section XV Confidentiality

15.1	Upon the execution of this Agreement, unless prior written consent is obtained from the other party, the Parties shall undertake the following obligations of confidentiality, whether or not the non-public issuance of A Shares hereunder is completed, and whether or not this Agreement is terminated, rescinded, revoked, deemed invalid or fulfilled:

15.1.1	The Parties shall not disclose this Agreement and the transaction hereunder, and any documents related to the transaction (hereinafter referred to as “Confidential Documents”) to any third party;

15.1.2	The Confidential Documents and their contents shall only be used by the Parties for the purpose of the transaction hereunder and shall not be used for any other purpose.

15.2	The disclosure of Confidential Documents by the Parties hereto for the following reasons shall not be restricted by section 15.1:

15.2.1	Disclosure to the parties hereto and the sponsor agencies of the non-public issue of A Shares, intermediary agencies of the non-public issue of H Shares such as financial consultants, accountants, lawyers, underwriters engaged by each party;

15.2.2	Disclosure due to the compliance with mandatory provisions of laws and regulations;

15.2.3	Disclosure due to the mandatory requirements of competent government authorities.

Section XVI Others

16.1	This Agreement shall take effect from the date of signature by the legal representatives or authorized representatives of the Parties and shall come into force in accordance with section III hereof.

16.2	For the matters not mentioned herein, the Parties shall otherwise negotiate and sign a supplemental agreement in writing, and such supplemental agreement shall have the same legal effect as this Agreement.

16.3	This Agreement is made in eight counterparts with each party holding two counterparts, the remaining four counterparts filing with the relevant authorities, and each one has equal legal effect.

(No text below)

(This page is for signature and seal page of the Conditional Subscription Agreement relating to the Subscription of the A Shares issued under the Non-public Issue of A Shares of China Southern Airlines Company Limited without body text)

Party A: China Southern Airlines Company Limited (common seal)

Legal representative or authorized representative: (signature)

Power of Attorney

I/we hereby appoint Ma Xulun (the general manager) as the entrusted agent of China Southern Airlines Company Limited (hereinafter referred to as “CSA”).

The scope of authorization is to sign the Conditional Subscription Agreement relating to the Subscription of the A Shares issued under the Non-public Issue of A Shares of China Southern Airlines Company Limited and the Conditional Subscription Agreement relating to the Subscription of the H Shares issued under the Non-public Issue of H Shares of China Southern Airlines Company Limited on behalf ofCSA.

The authorization period shall be from 25 October 2019 to 31 October 2020.

This Power of Attorney is hereby made.

China Southern Airlines Company Limited

Legal representative:

25 October 2019

(This page is for signature and seal page of the Conditional Subscription Agreement for the Non-public Issuance of A Shares of China Southern Airlines Company Limited without body text)

Party B: China Southern Air Holding Limited Company (common seal)

Legal representative or authorized representative: (signature)